Exhibit 10.35
Execution Copy

THIRD AMENDMENT TO THE
BENEFIT RESTORATION PENSION PLAN OF AVON PRODUCTS, INC.
THIS THIRD AMENDMENT is made to the Benefit Restoration Pension Plan of Avon Products, Inc. as it was amended and restated as January 1, 2009 and as it has been amended from time to time thereafter ( the “Plan”), by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).
INTRODUCTION
The Company wishes to amend the Plan to conform to amendments made to the Avon Products, Inc. Personal Retirement Account Plan, including providing that employees whose initial employment commencement date is on or after January 1, 2015 shall no longer be eligible to participate.
AMENDMENTS
NOW THEREFORE, the Company hereby amends the Plan as follows:
1.Section 1.1. is amended by adding the following sentence the end thereof effective as of June 26, 2013:
“The term “spouse” as used in this Plan shall mean an opposite-sex individual to whom the Participant is lawfully married, or a same-sex individual who validly enters into a lawful marriage with the Participant in a jurisdiction whose laws authorize the marriage of two individuals of the same sex.”
2.    Sections 1.11 through 1.18 are redesignated as Sections 1.12 through 1.19, respectively (and corresponding changes are made to any internal Plan cross-references to such Sections), and then a new Section 1.11 is added as follows effective as of January 1, 2015:
“1.11 “Plan Administrator” shall mean the administrative board or any successor thereto that administers the Retirement Plan.”
3.    Section 1.13 (definition of Retirement Board), as redesignated above, is deleted and redesignated Sections 1.14 through 1.19 are further redesignated as Sections 1.13 through 1.18, respectively (and corresponding changes are made to any internal Plan cross-references to such Sections), effective as of January 1, 2015.
4.    The second sentence of Section 2.1 is amended as follows effective as of January 1, 2015:
“Notwithstanding the foregoing, an Employee who participates in the SERP or whose initial employment commencement date is on or after

January 1, 2015 will not be a Member or otherwise participate in the Plan.”
5.    Section 3.3 is amended by adding the following sentence at the end thereof effective as of January 1, 2015:
“Notwithstanding the foregoing, a Member who has incurred a Separation from Service on or after January 1, 2015 and is thereafter reemployed shall not again become a Member for purposes of accruing a Supplemental Benefit for any period after such reemployment unless the employee again becomes an active participant under the Retirement Plan and such Member shall not accrue a Supplemental Benefit for any period which is after reemployment and prior to the date he again becomes such an active participant.”
6.    Section 4.1 is amended in its entirety as follows effective as of January 1, 2015:
“4.1 Administration.
The administration of the Plan, including but not limited to the discretionary power to interpret and carry out its provisions, is the responsibility of the Plan Administrator, and the provisions of Section 8 of the Retirement Plan, as amended from time to time, are hereby incorporated by reference.”
Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.
IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.
By: /s/ Susan Ormiston
Name: Susan Ormiston
Title: Senior Vice President, Human Resources and Chief Human Resources Officer
Date: November 10, 2014

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